Exhibit 99.2

FOR IMMEDIATE RELEASE

Mercury Computer Systems Names David R. Martinez

President of Mercury Federal Systems

CHELMSFORD, Mass., January 26, 2010/PRNewswire-FirstCall/ — Mercury Computer Systems, Inc. (NASDAQ: MRCY) (www.mc.com), a leading provider of embedded computing systems and software for image, sensor, and signal processing applications, today announced it has elected David R. Martinez as president of its subsidiary, Mercury Federal Systems, Inc. (MFS), effective as of March 1, 2010. Mr. Martinez joins MFS from MIT Lincoln Laboratory, where he was head of the ISR Systems and Technology Division.

Mr. Martinez will have responsibility for MFS and will report to its Board of Directors working with Mark Aslett, President and CEO of Mercury Computer Systems. MFS provides system architecture consultation, design, analysis, integration, and software engineering services that enable clients to deploy ISR smart processing solutions on an accelerated time cycle. In Fiscal Year 2009, MFS’s first full year of operations, the business posted revenues of $5.7 million and bookings of $11.9 million.

“We are pleased to add a leader like David to our MFS team,” said Aslett. “Our customers will be able to leverage David’s significant signal processing and ISR domain expertise to help them rapidly develop and deploy advanced, open system solutions for the intelligence and persistent ISR markets. These solutions will help to meet the warfighter’s rapidly evolving needs in theater. I also want to thank Mike Johnson for his role as the interim president of MFS. Mike kept MFS moving ahead and provided the leadership we needed as we searched for a new president.”

Mr. Martinez joined the MIT Lincoln Laboratory in 1988 and most recently led the ISR Systems and Technology Division. He had direct responsibility for the division’s programs in the development of advanced techniques and prototypes for surface surveillance, laser systems, active and passive adaptive array processing, integrated sensing and decision support, undersea warfare, and embedded hardware and software computing. The division reached over $140M in total operating budget in FY09 and had more than 330 employees.

Mr. Martinez received his Bachelor of Science degree in electrical engineering from New Mexico State University in 1976, a Master of Science degree in electrical engineering from the Massachusetts Institute of Technology (MIT), and an Electrical Engineer degree jointly from MIT and the Woods Hole Oceanographic Institution. He earned an M.B.A. from the Southern Methodist University, and has attended the Program for Senior Executives in National and International Security at the John F. Kennedy School of Government, Harvard University. He was elected as an IEEE Fellow in 2003, and was awarded the Eminent Engineer Award in 2008 from the College of Engineering at New Mexico State University.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation™

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) provides embedded computing systems and software that combine image, signal, and sensor processing with information management for data-intensive applications. With deep expertise in optimizing algorithms and software and in leveraging industry-standard technologies, we work closely with customers to architect comprehensive, purpose-built solutions that capture, process, and present data for defense electronics, semiconductor equipment manufacturing, commercial computing, homeland security, and other computationally challenging markets. Our dedication to performance excellence and collaborative innovation continues a 25-year history in enabling customers to gain the competitive advantage they need to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the senior management of the Company’s Mercury Federal Systems, Inc. subsidiary. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geo-political unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or dispositions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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Contact:

Robert Hult, CFO, Mercury Computer Systems, Inc.

978-967-1990

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